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                                                                       Exhibit 5

                                  June 1, 2001

Vector Group Ltd.
100 S.E. Second Street
Miami, Florida  33131

Ladies and Gentlemen:

         I am Vice President and General Counsel of Vector Group Ltd. (the "Company") and have acted for the Company in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") in respect of 1,639,344 shares of the common stock of the Company, par value $.10 per share (the "Common Stock"), to be sold from time to time by the selling stockholder pursuant to such Registration Statement. In connection therewith, I have reviewed (i) the Certificate of Incorporation and By-Laws of the Company as currently in effect; (ii) the Registration Statement; (iii) certain resolutions adopted by the Board of Directors of the Company; (iv) the Stock Purchase Agreement dated as of May 16, 2001, by and between the Company and High River Limited Partnership; and (v) such other documents, records and papers as I have deemed necessary or appropriate in order to give the opinion set forth herein. I am familiar with the proceedings heretofore taken by the Company in connection with the authorization, issuance and sale of the Common Stock. As to various questions of fact material to such opinion, I have, when relevant facts were not independently established, relied upon certifications or representations by officers of the Company and other documents that I have deemed appropriate.

         Based on such examination and review, I am of the opinion that the Common Stock has been legally issued and is fully paid and nonassessable.

         I consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to me under the caption "Validity of Shares" in the Prospectus contained in the Registration Statement.

                                              Very truly yours,

                                              /s/ Marc N. Bell
                                              --------------------------
                                              Marc N. Bell
                                              Vice President and General Counsel